WPS Resources Capital Corporation and Subsidiaries						Exhibit A-3
Consolidating Statement of Income
For the year ended December 31, 2003	WPS Resources	WPS	WPS Power
(Millions)	Capital	Energy	Development,	Eliminations		Consolidated
	Corporation	Services, Inc	Inc	Debit	Credit	Statements
Nonregulated revenue	21.1	3,124.1	82.4	50.0	8.8	3,186.4
Utility revenue
Total revenues	21.1	3,124.1	82.4	50.0	8.8	3,186.4

Nonregulated cost of fuel, gas, and purchased power	0.0	3,037.3	58.0	1.0	20.4	3,075.9
Utility cost of fuel, gas, and purchased power	0.0	0.0	0.0	0.0	0.0	0.0
Operating and maintenance expense	0.0	42.0	27.2	0.0	0.8	68.4
Depreciation and decommissioning expense	0.0	1.8	8.9	0.0	0.0	10.7
Taxes other than income	0.0	0.9	1.6	0.0	0.0	2.5
Operating income	21.1	42.1	(13.3)	51.0	30.0	28.9

Miscellaneous income	0.0	1.2	(5.0)	0.0	0.0	(3.8)
Interest expense and distributions on trust preferred securities	0.0	(0.5)	(2.8)	0.0	0.0	(3.3)
Minority interest	0.0	0.0	5.6	0.0	0.0	5.6
Other income (expense)	0.0	0.7	(2.2)	0.0	0.0	(1.5)

Income before taxes	21.1	42.8	(15.5)	51.0	30.0	27.4
Provision for income taxes	0.0	17.4	(24.2)	0.0	0.0	(6.8)
Income from continuing operations	21.1	25.4	8.7	51.0	30.0	34.2

Discontinued operations, net of tax	0.0	0.3	(16.3)	0.0	0.0	(16.0)
Net income before cumulative effect of change in
accounting principles	21.1	25.7	(7.6)	51.0	30.0	18.2

Cumulative effect of change in accounting principles, net of tax	0.0	3.3	(0.3)	0.0	0.2	3.2
Net income	21.1	29.0	(7.9)	51.0	30.2	21.4

Preferred stock dividends of subsidiary
Income available for common shareholders	21.1	29.0	(7.9)	51.0	30.2	21.4

WPS Resources Capital Corporation
Consolidating Stmnt of Retained Earnings
As of December 31, 2003	WPS Resources	WPS	WPS Power
(Millions)	Capital	Energy	Development,	Eliminations		Consolidated
	Corporation	Services, Inc	Inc	Debit	Credit	Statements
Retained earnings (1/1/03)	38.6	(3.3)	14.7	15.0	3.3	38.3
Income available for common shareholders	21.1	29.0	(7.9)	51.0	30.2	21.4
	59.7	25.7	6.8	66.0	33.5	59.7
Dividends on common stock	0.0	0.0	0.0	0.0	0.0	0.0
Retained earnings (12/31/03)	59.7	25.7	6.8	66.0	33.5	59.7